October 29, 2007

Contact:
Jack Howarth - VP, Investor Relations
jack.howarth@alpharma.com
908-566-4153
Kathleen Makrakis - Vice President
kathleen.makrakis@alpharma.com
908-566-391

Alpharma Reports Third Quarter 2007 EPS of $0.34

22% Revenue Growth in Pharmaceuticals, Abuse Deterrent Phase III Clinicals on Track

Bridgewater, NJ October 29, 2007 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, announced third quarter 2007 diluted earnings per share ("EPS") of $0.34, versus EPS of $0.31 in the third quarter of 2006. Revenue of $175.8 million in the third quarter of 2007 increased 6.4% versus the third quarter of 2006, driven principally by gains in the company's Pharmaceuticals business. Operating income in the third quarter of 2007 was $19.7 million, a decrease of $2.5 million compared to last year's third quarter, reflecting $6.5 million of increased research and development ("R&D") spending, primarily related to the company's abuse-deterrent pain product platform in its Pharmaceuticals business.

"Third quarter operational results were once again strong, with revenue growth in our Pharmaceuticals business of 22%," commented Dean Mitchell, Alpharma's President and Chief Executive Officer. "We also made important progress in the third quarter towards strengthening and diversifying our Pharmaceuticals pipeline with the announcement of two major licensing agreements that give us access to novel, exciting approaches to pain treatment. Our abuse deterrent clinical programs are proceeding well and we expect to announce results in the next several weeks. We believe we now have a robust product pipeline that we expect to deliver sustainable growth over the long-term, establishing Alpharma as a leading provider of innovative pain products."

Earnings before interest, taxes, depreciation, and amortization ("EBITDA") in the third quarter of 2007 were $33.4 million and free cash flow was $9.2 million. Free cash flow is based on operating cash flow less capital expenditures and purchased intangibles. Through the first nine months of 2007, EBITDA totaled $94.4 million and the company generated $23.3 million of free cash flow.

Business Reviews

Pharmaceuticals: KADIAN® revenues increased 22% to $42.4 million in the third quarter of 2007, compared to $34.7 million in 2006, due primarily to increased volumes. Third quarter 2007 KADIAN® prescriptions(1) increased 8% versus the third quarter of 2006; however, reported prescription data in 2006 included prescriptions related to the company's voucher program which was discontinued at the end of 2006. Excluding 2006 voucher-related prescriptions, third quarter 2007 KADIAN® prescriptions(1) grew 12% versus the third quarter of 2006, and on a quarterly sequential basis, prescriptions increased 3% from the second quarter of 2007. Wholesaler inventory levels continued to be below 1.5 months at the end of the third quarter.

Operating income decreased $3.5 million to $4.6 million in the third quarter of 2007 compared to operating income of $8.1 million in 2006, as a result of increased R&D and SG&A spending. Pharmaceuticals R&D spending increased $5.2 million in the third quarter of 2007 compared to 2006, principally related to investments in the abuse-deterrent opioid product development programs. SG&A expenses increased $5.7 million in the quarter versus the third quarter of 2006 for programs and infrastructure needed to support the company's growth initiatives, including the launch of the FLECTOR® Patch which is targeted for early 2008.

Pharmaceuticals' organic growth initiatives include the expansion of the KADIAN® franchise with additional line extensions. The company launched the 200mg dosage strengths extension in April 2007 and the 10mg dosage strength in September 2007. With these new line extensions, KADIAN® is now offered in eight dosage strengths, providing physicians added flexibility to more effectively titrate doses to treat moderate to severe chronic pain. The KADIAN® product offering now offers both the broadest range and the largest number of dosage strengths in the long-acting opioid market.

The company is currently conducting Phase III studies for its abuse-deterrent, extended-release morphine product, and is targeting completion of the efficacy studies in the fourth quarter of 2007, with a New Drug Application ("NDA") filing in the first half of 2008. The data for the first six months of the safety study which will provide the basis for the FDA safety submission has been completed.

1) Source: Wolters Kluwer Health data

In addition to organic growth initiatives, a key component of Pharmaceuticals' strategy is the expansion of the company's pain portfolio through in-licensing and acquisition. In the third quarter, the company announced two agreements that it believes will significantly enhance its new product pipeline.

In September 2007, the company completed its previously announced agreement with Institut Biochimique SA ("IBSA"), a privately-owned, global pharmaceutical company headquartered in Lugano, Switzerland, to obtain exclusive license and distribution rights to market the FLECTOR® Patch, the first prescription topical NSAID (non-steroidal anti-inflammatory drug) patch approved by the FDA in the United States. The FLECTOR® Patch delivers the anti-inflammatory and analgesic effects of patent-protected diclofenac epolamine and is indicated for the topical treatment of acute pain due to minor strains, sprains, and contusions. Alpharma is targeting a U.S. launch for early 2008.

In October 2007, the company completed its previously announced agreement with IDEA AG ("IDEA"), a privately held biopharmaceutical company with headquarters in Munich, Germany, to license the exclusive United States rights to ketoprofen in Transfersome® gel, a prescription topical NSAID in Phase III clinical development for the treatment of pain associated with osteoarthritis. This license includes access to IDEA's innovative Transfersome® technology platform that delivers drugs locally to targeted areas.

Active Pharmaceutical Ingredients ("API"): API third quarter revenues decreased 0.2% to $42.6 million in 2007 compared to $42.7 million in 2006 as increases in sales of vancomycin were offset by volume declines in certain other products.

Operating income in the third quarter of 2007 was $7.4 million versus $10.3 million in 2006. Reported operating margins in the third quarter of 2007 were 17.4% versus margins of 24.1% in the third quarter of 2006. The unfavorable year-over-year effects of currency negatively impacted operating income by approximately $2.5 million, and excluding the year-over-year impact of currency, operating margins were 23.6% in the quarter.

In July 2007, the company announced that it had completed its alliance agreements with a Chinese manufacturer, Hisun Pharmaceutical Co., Ltd. Subject to regulatory approvals, these agreements will enable the company to double the manufacturing capacity of vancomycin over the next several years. Work continued in the third quarter of 2007 to prepare this site for regulatory approval, which the company expects to obtain in 2008.

One of the key expansion initiatives in this business is forward integration into the injectable vial product dosage form of several of its APIs. The capacity expansion required for this forward integration continues as planned, with completion targeted for the first half of 2008 and receipt of the necessary regulatory approvals in the second half of 2008.

Animal Health ("AHD"): Third quarter revenues increased 3% to $90.8 million, compared to $87.9 million in 2006. Excluding currency effects, revenues increased 2% over 2006 levels, driven by growth in international markets. Operating income in the third quarter of 2007 was $18.3 million versus $17.9 million a year ago, and margins were 20.2% in the third quarter of 2007, versus 20.4% in the third quarter of 2006. Operating income in the third quarter of 2007 included $2.7 million related to a favorable settlement of a contract dispute. Margins in 2007 continue to be negatively impacted by increased production costs, primarily for raw materials.

Growth initiatives for AHD in 2007 include the introduction of new products as well as expansion of existing product lines both geographically and through new indications or product combinations. AHD continues to make progress on the achievement of these initiatives. Through the first nine months of 2007, AHD has obtained 14 approvals to support its program of geographic expansion, launched four new products, and received seven approvals for new indications and product combinations for existing products.

Earlier this year, AHD announced the completion of two acquisitions in China. During the third quarter 2007, AHD continued to make progress with the integration of these two acquisitions. The acquired manufacturing sites are expected to provide local blending and formulation capabilities, increased supply chain flexibility and will expand AHD's regulatory base in Asia as well as its customer base in China.

Third Quarter Comparison of Other Consolidated Income Statement Items

Selling, general and administrative expenses increased $0.7 million to $61.9 million, due primarily to increased operational infrastructure to support the company's growth initiatives, including the launch of the FLECTOR® Patch, partially offset by the favorable settlement of a contract dispute and lower corporate and unallocated expenses. As a percentage of sales, SG&A improved from 37.0% in 2006 to 35.2% in 2007.

Research and development expenses increased $6.5 million or 58.2% versus last year's third quarter, primarily due to investments related to Pharmaceuticals' new product development activity. In 2007, research and development spending amounted to 10.0% of revenues versus 6.7% in 2006. Through the first nine months of 2007, the company's research and development spending has increased $28.6 million over 2006 levels, principally in support of investments in building the Pharmaceuticals pipeline.

Interest income, net was $3.0 million in 2007 versus $4.4 million in 2006. Interest income in the third quarter of 2007 is reported net of approximately $1.9 million of interest expense, principally related to the company's $300 million convertible senior notes issued in March 2007.

The company's effective tax rates for the third quarters of 2007 and 2006 were 33% and 35%, respectively. The company expects its full year 2007 tax rate to be approximately 35%. This rate excludes the impact of the initial October 2007 payment, and any additional milestone payments, related to the company's licensing agreement with IDEA, for which no tax benefits are expected to be recorded in 2007.

2007 Outlook

The company's previous 2007 outlook, discussed in its second quarter 2007 earnings release, was EPS expectations at the lower end of the range of $1.25 to $1.45. Subsequently, in August, the company disclosed that it expected its licensing and distribution agreements with IBSA would impact 2007 results by approximately $0.30 EPS principally for incremental costs related to sales force expansion, marketing and related activities to prepare for an early 2008 launch of the FLECTOR® Patch in the U.S. In addition, in connection with its September announcement of its licensing agreement with IDEA, the company indicated that it expected approximately $0.10 EPS in transaction related costs in 2007.

Key assumptions underlying the company's 2007 full year outlook remain fundamentally unchanged. The company's current outlook for full year 2007 EPS has been tightened to a range of $0.90 to $1.00 versus $0.85 to $1.05. This outlook excludes the initial payment of $60 million (approximately $1.38 EPS) made in October 2007, and any future milestone payments related to the IDEA license agreement. The outlook also excludes future business development transactions.

Conference Call Information

Alpharma management will hold a conference call to discuss third quarter 2007 results at 8:30 A.M. Eastern Daylight Time on October 30, 2007. A presentation which management will refer to on the call is available at www.alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

U.S. Dial In: (800) 351-4892

International Dial In: (334) 323 7224

Conference ID: ALPHARMA

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from October 30, 2007 at 12:00 PM Eastern Daylight Time until November 13, 2007 Eastern Standard Time at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS

U.S. Dial In: (877) 919-4059

International Dial In: (334) 323-7226

Participant Code: 43027254

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. This information includes earnings before interest, taxes, depreciation, and amortization (EBITDA), and free cash flow (FCF) representing operating cash flow, less capital expenditures and purchased intangibles. Within this press release, the company has disclosed the impact of certain charges and other items on the results of operations. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2007 outlook assumes no material adverse events contemplated by the risk factors described in the Company's SEC filings. Information on other important potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006, and upon filing, its FORM 10-Q for the Quarter ended September 30, 2007.

Alpharma press releases are also available at our website: http://www.alpharma.com.

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and an innovative pharmaceutical product pipeline that consists of several novel approaches to treat pain, including the FLECTOR® Patch (diclofenac epolamine topical patch), which is expected to launch in early 2008. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

About KADIAN® Capsules

KADIAN® (morphine sulfate extended-release) Capsules are an extended-release formulation of morphine sulfate indicated for the management of moderate-to-severe chronic pain, when a continuous, around-the-clock opioid analgesic is needed for an extended period of time. Capsules can be taken once-daily (q24h) or twice-daily (q12h), as prescribed, to provide up to 24 hours of pain relief. Capsules will now be available in eight strengths: 10 mg, 20 mg, 30 mg, 50 mg, 60 mg, 80 mg, 100 mg and 200 mg. KADIAN® offers flexible dosing and administration options that allow physicians to fine tune titration schedules and tailor treatment for individual patient needs.

KADIAN® is a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics. The 100 mg and 200 mg capsules are for use in opioid-tolerant patients only. KADIAN® capsules are to be swallowed whole. The pellets in the capsules are not to be chewed, crushed, or dissolved due to the risk of rapid release and absorption of a potentially fatal dose of morphine. Serious adverse reactions that may be associated with KAIDIAN® therapy include: respiratory depression, respiratory arrest, circulatory depression, cardiac arrest, hypotension, and/or shock.

About Ketoprofen in Transfersome® Gel

The licensed product candidate combines ketoprofen and IDEA'S novel proprietary Transfersome® technology. In August 2006, IDEA reported the positive outcome of a Phase III efficacy and safety trial of osteoarthritis of the knee. In May 2007, IDEA submitted a regulatory filing to the European Agency for the Evaluation of Medicinal Products (EMEA) for approval of the product for the short and long-term treatment of osteoarthritis, including data from four Phase II and Phase III clinical studies in over 2000 patients.

In June 2007, IDEA received an approval for ketoprofen in Transfersome® gel from Swiss regulators for the treatment of inflammation and pain related to osteoarthritis. This approval was based on the first pivotal European trial, which demonstrated that both ketoprofen in Transfersome® gel and Celebrex® (celecoxib), improved patient's conditions comparably and progressively over the six-week study period and are both statistically superior to placebo. The much broader EMEA submission package also included a long-term open-label, safety and efficacy trial with patients treated with ketoprofen in Transfersome® gel for up to 18 months.

Alpharma believes that IDEA's EMEA filing package, including the positive Phase III trial in Europe will be helpful for its U.S. NDA filing strategy. IDEA plans, and will fund and conduct, two additional late stage clinical studies: a second pivotal, placebo-controlled, Phase III US study in osteoarthritis patients, and a multi-arm, placebo-controlled, Phase III European study, which will also compare Ketoprofen in Transfersome® gel to Celebrex® in a sub-study. The latter is anticipated to help evaluate ketoprofen in Transfersome® gel as a viable alternative to oral NSAIDs, including COX-2 products.

About Transfersome Technology

Transfersome® vesicles are designed to penetrate the skin barrier, bypass the blood capillaries and reach the targeted underlying tissue where the drug exerts the prolonged localized effect.

About the FLECTOR® Patch

The FLECTOR® Patch is a 10x14 cm adhesive patch containing 180 mg of diclofenac epolamine applied on a non-woven felt backing and covered with a polypropylene release liner. FLECTOR® Patch contains 1.3% epolamine salt of diclofenac, and has been approved by the FDA for the treatment of acute pain due to minor strains, sprains and contusions. Since its initial approval by Swiss regulatory authorities in 1993, FLECTOR® Patch has been approved for sale in 39 countries throughout the world. IBSA's patented diclofenac epolamine was specifically developed to achieve a significant release of active from the patch and promote subsequent absorption through the skin. Application to the injured area twice a day results in a local analgesic and anti-inflammatory effect with only minor systemic exposure to diclofenac. FLECTOR® Patch is contraindicated for the treatment of peri-operative pain in the setting of coronary artery bypass graft surgery.

Safety Aspects of NSAIDs

NSAIDs may cause an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal. This risk may increase with duration of use. Patients with cardiovascular disease or risk factors for cardiovascular disease may be at greater risk. NSAIDs cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. These events can occur at any time during use and without warning symptoms. Elderly patients are at greater risk for serious gastrointestinal events. Topically applied NSAIDS, such as FLECTOR® Patch and ketoprofen in Transfersome® gel, are designed to minimize systemic exposure and may provide physicians with expanded options to treat pain.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma Inc.

Consolidated Statement of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Total revenue	$175,798	$165,345	$523,299	$483,521
Cost of sales	76,872	70,839	223,648	196,830
Gross profit	98,926	94,506	299,651	286,691
Selling, general and administrative expenses	61,912	61,183	193,292	186,789
Research and development	17,559	11,097	55,968	27,394
Asset impairments and other (income) expense	(282)	--	(3,317)	--
Operating income	19,737	22,226	53,708	72,508
Interest income (expense), net	3,021	4,397	7,682	11,226
(Loss) on extinguishment of debt	--	--	--	(19,415)
Other income (expense), net	(367)	(303)	232	88
Income from continuing operations, before income taxes	22,391	26,320	61,622	64,407
Provision for income taxes	7,338	9,212	21,575	22,542
Income from continuing operations	15,053	17,108	40,047	41,865

Discontinued operations, net of taxes:
Income from discontinued operations	--	--	--	1,531
Gain (loss) from disposals	--	(96)	--	23,344
Income ( loss) from discontinued operations	--	(96)	--	24,875

Net income	$15,053	$17,012	$40,047	$66,740

Earnings per common share:
Basic
Income from continuing operations	$0.35	$0.32	$0.94	$0.78
Income from discontinued operations	--	--	--	$0.46
	$0.35	$0.32	$0.94	$1.24

Diluted
Income from continuing operations	$0.34	$0.31	$0.92	$0.77
Income from discontinued operations	--	--	--	$0.46
	$0.34	$0.31	$0.92	$1.23

Dividends per common share	$--	$0.045	$--	$0.135

ALPHARMA INC.

Operating Results by Segment (Unaudited)

(in millions)

Three Months Ended September 30,	Revenues		Operating Income (loss)
	2007	2006	2007	2006
Pharmaceuticals	$42.4	$34.7	$4.6	$8.1
Operating Margin			10.8%	23.3%
Active Pharmaceutical Ingredients	42.6	42.7	7.4	10.3
Operating Margin			17.4%	24.1%
Animal Health	90.8	87.9	18.3	17.9
Operating Margin			20.2%	20.4%
Unallocated and Eliminations	--	--	(10.6)	(14.1)

Total	$175.8	$165.3	$19.7	$22.2
Operating Margin			11.2%	13.4%

ALPHARMA INC.

Operating Results by Segment (Unaudited)

(in millions)

Nine Months Ended September 30,	Revenues		Operating Income (loss)
	2007	2006	2007	2006
Pharmaceuticals	$119.5	$103.6	$5.4	$27.3
Operating Margin			4.5%	26.4%
Active Pharmaceutical Ingredients	138.7	127.7	30.7	38.0
Operating Margin			22.1%	29.8%
Animal Health	265.1	252.2	52.7	51.3
Operating Margin			19.9%	20.3%
Unallocated and Eliminations	--	--	(35.1)	(44.1)

Total	$523.3	$483.5	$53.7	$72.5
Operating Margin			10.3%	15.0%

ALPHARMA INC.

Consolidated Condensed Balance Sheet
(In thousands)

	September 30, 2007 (Unaudited)	December 31, 2006
Cash and cash equivalents	$332,753	$ 113,163
Other current assets	277,335	240,378
Non-current assets	689,702	573,698
Total assets	$1,299,790	$ 927,239

Current liabilities	$ 166,562	$ 155,573
Long-term debt	300,000	--
Deferred taxes and other non-current liabilities	55,537	47,667
Stockholders' equity	777,691	723,999
Total liabilities and stockholders' equity	$1,299,790	$927,239